UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                     )
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CRESCENT REAL ESTATE EQUITIES COMPANY

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CRESCENT REAL ESTATE EQUITIES COMPANY
777 Main Street, Suite 2100
Fort Worth, Texas 76102

Notice of Annual Meeting of Shareholders
To be held May 8, 2006
     The Annual Meeting of Shareholders (the “Meeting”) of Crescent Real Estate Equities Company, a Texas real estate investment trust (the “Company”), will be held at the Nasher Sculpture Center, Dallas, Texas, on May 8, 2006, at 10:00 a.m., Central Daylight Saving Time, for the following purposes:
     1. To elect three trust managers of the Company to serve three-year terms, or until their respective successors are elected and qualified.
     2. To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2006.
     3. To transact such other business as may properly come before the Meeting or any adjournment thereof.
The foregoing items of business are more fully described in the Proxy Statement, which is attached and made a part of this Notice.
     The Board of Trust Managers has fixed the close of business on March 24, 2006, as the record date for determining the common shareholders entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof. Our preferred shareholders are not entitled to receive notice of, or to vote at, the Meeting.
     Common shareholders are cordially invited to attend the Meeting in person.
     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE MEETING. ALTERNATIVELY, YOU MAY VOTE BY INTERNET. Instructions regarding Internet voting are included on the enclosed proxy card. If you send in your proxy card or vote by Internet and then decide to attend the Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By Order of the Board of Trust Managers,

April 7, 2006	David M. Dean
Fort Worth, Texas	Secretary

CRESCENT REAL ESTATE EQUITIES COMPANY
777 Main Street, Suite 2100
Fort Worth, Texas 76102

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 8, 2006
     This Proxy Statement is furnished to shareholders of Crescent Real Estate Equities Company, a Texas real estate investment trust (the “Company”), in connection with the solicitation of proxies by its board of trust managers (the “Board of Trust Managers” or the “Board”) on behalf of the Company for use at the 2006 Annual Meeting of Shareholders of the Company (the “Meeting”) to be held at the Nasher Sculpture Center, Dallas, Texas, on Monday, May 8, 2006, at 10:00 a.m., Central Daylight Saving Time, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting. This Proxy Statement and the accompanying form of proxy are first being sent or given to our common shareholders on or about April 13, 2006.
     The Company owns its assets and conducts its operations through Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), and its other subsidiaries. The sole general partner of the Operating Partnership is Crescent Real Estate Equities, Ltd., a Delaware corporation (the “General Partner”), which is a wholly owned subsidiary of the Company. References to “we,” “us” or “our” refer to the Company and, unless the context otherwise requires, the Operating Partnership and our other direct and indirect subsidiaries.

INFORMATION ABOUT THE 2006 ANNUAL MEETING AND VOTING
Record Date and Outstanding Capital Shares
     The record date for determination of the common shareholders entitled to notice of and to vote at the Meeting is the close of business on March 24, 2006 (the “Record Date”). At the close of business on the Record Date, 101,725,371 of our common shares of beneficial interest, par value $.01 per share (the “Common Shares”), were issued, outstanding and entitled to vote at the Meeting.
Procedural Matters
     If you complete and properly sign and mail the accompanying proxy card, it will be voted as you direct. If you are a registered shareholder and attend the Meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the Meeting will need to obtain a proxy from the institution that holds their shares.
     If you are a registered shareholder, you may vote electronically through the Internet (http://www.proxyvote.com), by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote electronically.
     Any proxy, if received in time, properly signed and not revoked, will be voted at the Meeting in accordance with the directions of the shareholder. If no directions are specified, the proxy will be voted FOR Proposals 1 and 2 (Items 1 and 2 on the proxy card). If any other matter or business is brought before the Meeting or any adjournment thereof, the proxy holders may vote the proxy in their discretion. The Board of Trust Managers does not know of any such matter or business to be presented for consideration.
     Any shareholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by:
•	delivering a written statement to the Secretary of the Company stating that the proxy is revoked,

•	presenting at the Meeting a subsequent proxy executed by the person executing the prior proxy, or

•	attending the Meeting and voting in person.
Quorum and Voting
     The presence, in person or by proxy, of the holders of a majority of the Common Shares outstanding and entitled to vote as of the Record Date, is necessary to constitute a quorum for the transaction of business at the Meeting. Common Shares held by shareholders present at the Meeting in person who do not vote and ballots marked “abstain,” “against” or “withhold authority” will be counted as present at the Meeting for quorum purposes. If a broker submits a proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter (broker non-votes), those shares will not be considered as present and entitled to vote with respect to such matter. In deciding all questions, a holder of Common Shares is entitled to one vote, in person or by proxy, for each Common Share held in such holder’s name on the Record Date.
Required Affirmative Vote and Voting Procedures
     The vote required to elect the nominees as trust managers (Proposal Number 1) is a majority of the votes cast at the Meeting by the holders of Common Shares entitled to vote on such matter. In order to approve the proposal to ratify the appointment of independent auditors (Proposal Number 2), a majority of the votes cast for and against the proposal must be voted in favor of the proposal. Under our Restated Declaration of Trust, as amended (the “Declaration of Trust”), Fourth Amended and Restated Bylaws (the “Bylaws”), and applicable law, abstentions constitute votes cast but broker non-votes do not. Ballots marked “withhold authority” with respect to the election of the trust managers effectively constitute votes against such matter. Ballots marked “abstain” with respect to ratification of the appointment of independent auditors will have no effect on the outcome of the vote on such matter. Broker non-votes will have no effect on the outcome of the vote on either of the proposals. In the event that you hold your shares through our 401(k) Plan and you elect not to vote your shares, the 401(k) Plan’s Trustees will vote your undirected shares in the same proportion as those shares for which the Trustees received proper voting directions from the remaining 401(k) Plan participants.
Solicitation of Proxies
     Solicitation of proxies will be primarily by mail. In an effort to have as large a representation at the Meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, facsimile, or mail by one or more of our employees, who will not receive any additional compensation in connection therewith. We will bear the cost of preparing, assembling and mailing the proxy material. Upon request, we will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals, the beneficial owners of the Common Shares.
Additional Information
     Our Annual Report to Shareholders for the fiscal year ended December 31, 2005, including consolidated financial statements, is being mailed to all shareholders entitled to vote at the Annual Meeting together with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material. The Annual Report tells you how to get additional information about us.
YOUR VOTE AT THE ANNUAL MEETING IS VERY IMPORTANT TO US.
PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING
     We will present the following two proposals at the Annual Meeting. We have described in this Proxy Statement all the proposals that we expect will be made at the Annual Meeting.
PROPOSAL NUMBER 1
ELECTION OF TRUST MANAGERS
     Our Board of Trust Managers is divided into three classes, with the shareholders electing a portion of the trust managers annually. The trust managers whose terms will expire at the Meeting are Richard E. Rainwater, Anthony M. Frank and William F. Quinn. Messrs. Rainwater, Frank and Quinn have been nominated for election at the Meeting as trust managers by the Board of Trust Managers upon the unanimous recommendation of the Governance Committee, to hold office until the Annual Meeting of Shareholders in 2009, or until their respective successors are elected and qualified. All three nominees are presently members of the Board of Trust Managers and have consented to serve as a trust manager if re-elected. More detailed information about each of the nominees is available in the section of this Proxy Statement titled “Board of Trust Managers,” which begins on page 5.
     The nominees who receive a majority of the votes cast by shareholders who are present in person or represented by proxy at the Meeting and entitled to vote on the election of trust managers will be elected as trust managers of the Company.
     If any of Messrs. Rainwater, Frank and Quinn becomes unable to serve as a trust manager for any reason, the Board of Trust Managers, upon the recommendation of the Governance Committee, may designate a substitute nominee or nominees, in which event the persons named in the enclosed proxy will vote for the election of the substitute nominee or nominees. Alternatively, upon the recommendation of the Governance Committee, the Board may leave unfilled until a later time when a suitable candidate is located any vacant position or may reduce the number of trust managers on the Board of Trust Managers.

     The Board of Trust Managers recommends a vote FOR Richard E. Rainwater, Anthony M. Frank and William F. Quinn as trust managers to hold office until the Annual Meeting of Shareholders in 2009, or until their respective successors are elected and qualified.
PROPOSAL NUMBER 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
     Our Audit Committee has appointed Ernst & Young LLP to continue as our independent auditors for the fiscal year ending December 31, 2006. In the event that ratification of this appointment of auditors is not approved by the affirmative vote of a majority of the votes cast for and against the matter by shareholders present or represented by proxy at the Meeting and entitled to vote on the matter, then the Audit Committee will reconsider its appointment of independent auditors. In this case, the Audit Committee, in its discretion, may continue our relationship with Ernst & Young LLP. In addition, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if the Audit Committee believes that such an appointment would be in the best interests of our shareholders.
     A representative of Ernst & Young LLP is expected to be present at the Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.
     Fiscal 2005 and 2004 Audit Firm Fee Summary. During fiscal years 2005 and 2004, we retained Ernst & Young LLP to provide services in the following categories and amounts:

	Fiscal Year 2005	Fiscal Year 2004
Audit Fees (1)	$3,678,000	$4,378,500
Audit Related Fees	0	0
Tax Fees (2)	675,775	825,000
All Other Fees	0	0

Total	$4,353,775	$5,203,500

(1)	Audit fees include the audit of our annual financial statements, review of our quarterly financial statements, audit of management’s assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, comfort letters and work performed in connection with SEC offerings and other filings.

(2)	Tax fees include tax consultation and federal and state tax compliance.
     Since Ernst & Young LLP was retained in 2002, the Audit Committee has approved in advance all fees paid to and services provided by Ernst & Young LLP. The Audit Committee has considered those services provided by Ernst & Young LLP for us not provided in conjunction with the audit and review of its financial statements and has determined that such services are compatible with maintaining the independence of Ernst & Young LLP.
     The Board of Trust Managers recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2006.

BOARD OF TRUST MANAGERS
     The Board of Trust Managers currently consists of eight members, divided into three classes serving staggered three-year terms. Set forth below is information with respect to the current eight trust managers, including the three nominees for re-election.

Name	Term Expires	Age	Position
Richard E. Rainwater	2006	61	Chairman of the Board of Trust Managers

John C. Goff	2008	50	Vice Chairman of the Board of Trust Managers, Chief Executive Officer of the Company and the General Partner, and Sole Director of the General Partner

Dennis H. Alberts	2007	56	Trust Manager and President and Chief Operating Officer of the Company and the General Partner

Anthony M. Frank	2006	74	Trust Manager

William F. Quinn	2006	58	Trust Manager

Paul E. Rowsey, III	2008	51	Trust Manager

Robert W. Stallings	2008	56	Trust Manager

Terry N. Worrell	2007	61	Trust Manager
     The following is a summary of the experience of the current and proposed trust managers.
     Richard E. Rainwater has been an independent investor since 1986. From 1970 to July 1986, he served as the chief investment advisor to the Bass family, whose overall wealth increased dramatically during his tenure. During that time, Mr. Rainwater was principally responsible for numerous major corporate and real estate acquisitions and dispositions. Upon beginning his independent investment activities, he founded ENSCO International Incorporated, an oil field service and offshore drilling company, in December 1986. Additionally, in June 1988, he co-founded Columbia Hospital Corporation, and in March 1989 he participated in a management-led buy out of HCA-Hospital Corporation of America. In November 1992, Mr. Rainwater co-founded Mid Ocean Limited, a provider of casualty re-insurance. In February 1994, he assisted in the merger of Columbia Hospital Corporation and HCA-Hospital Corporation of America that created Columbia/HCA Healthcare Corporation. Mr. Rainwater is a graduate of the University of Texas at Austin and the Graduate School of Business at Stanford University. Mr. Rainwater has served as the Chairman of the Board of Trust Managers since our inception in 1994.
     John C. Goff co-founded the Company with Mr. Rainwater while serving as principal of Rainwater, Inc. Mr. Goff served as Chief Executive Officer and as a trust manager from our inception in February 1994 through December 1996, when he became Vice Chairman. In June 1999, Mr. Goff returned as Chief Executive Officer of the Company and remains as Vice Chairman. Mr. Goff has served as a managing principal of Goff Moore Strategic Partners, L.P., a private investment partnership, since its formation in February 1998. From June 1987 to May 1994, Mr. Goff was vice president of Rainwater, Inc. Prior to joining Rainwater, Inc., Mr. Goff was employed by KPMG Peat Marwick. Mr. Goff also serves on the board of GAINSCO, Inc. Mr. Goff is a graduate of the University of Texas and is a Certified Public Accountant.
     Dennis H. Alberts, prior to joining us, served as President and Chief Executive Officer of Pacific Retail Trust, a privately held retail shopping center real estate investment trust (“REIT”), which he founded in 1993. While at Pacific Retail Trust, Mr. Alberts directed all aspects of the company, including acquisition, development and operational activities, from 1993 until 1999 when Pacific Retail Trust merged into Regency Realty Corporation

(currently Regency Centers Corporation), a publicly traded REIT. In 1999, Mr. Alberts also served as a consultant to Regency Realty Corporation. Prior to founding Pacific Retail Trust, Mr. Alberts served as President and Chief Operating Officer of First Union Real Estate Investments, a publicly held retail, multi-family and office REIT, in 1992. From 1987 to 1991, Mr. Alberts served as President and Chief Executive Officer of Rosewood Property Company where he focused on asset management and leasing of Rosewood’s office portfolio. Before joining Rosewood Property Company, he served as President and Managing Partner of Trammell Crow Residential Companies of Dallas from 1984 to 1987. Mr. Alberts holds a Bachelor of Science degree and Master of Business Administration degree from the University of Missouri. Since April 2000, Mr. Alberts has served as President and Chief Operating Officer of the Company and the General Partner. Mr. Alberts has served as a trust manager of the Company since May 2002.
     Anthony M. Frank currently serves as Chairman Emeritus of Belvedere Capital Partners, general partner of the California Community Financial Institutions Fund LP, which he co-founded in 1994. From March 1988 to March 1992, he served as Postmaster General of the United States. From April 1992 until June 1993, he served as the founding chairman of Independent Bancorp of Arizona. Mr. Frank has also served as a Director of: Temple Inland, Inc., a manufacturer of paper and timber products, from May 1992 to May 2004; Bedford Property Investors, Inc., an office and commercial property REIT investing primarily on the West Coast, since May 1992; Charles Schwab & Co., one of the nation’s largest discount brokerages, from July 1993 to May 2004; Cotelligent, Inc., a provider of temporary office support services, from May 1995 to April 2004; and Charles Schwab Bank since May 2004. Mr. Frank received a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from the Amos Tuck School of Business at Dartmouth. Mr. Frank has served as a trust manager since our inception in 1994.
     William F. Quinn has served as the Chairman and Chief Executive Officer of American Beacon Advisors, Inc.., the investment services affiliate of American Airlines, with responsibility for the management of pension and short-term fixed income assets, since April 2006. Prior to being named to his current position, Mr. Quinn served as President from November 1986 to April 2006 and Director since 2001. Prior to his positions with American Beacon Advisors, Inc., Mr. Quinn held several management positions with American Airlines and its subsidiaries. He served as Director of the Board of American Airlines Federal Credit Union from July 1979 to present, including serving as Chairman of the Board from November 1989 to May 2003. Mr. Quinn has served on the advisory board for Southern Methodist University’s Endowment Fund since September 1996 and has formerly served two terms on the New York Stock Exchange Pension Management Advisory Committee from October 1, 1996 to April 20, 1999 and from October 1, 2000 to May 31, 2003. He holds a Bachelor of Science degree in Accounting from Fordham University and is a Certified Public Accountant. Mr. Quinn has served as a trust manager since our inception in 1994.
     Paul E. Rowsey, III is currently the Managing Partner and founder of E2M Partners, LLC, a private real estate investment management firm. Prior to forming E2M in January 2005, Mr. Rowsey was founder and President of Eiger, Inc., a sponsor and manager of real estate funds. Prior to forming Eiger in 1999, he was President and a member of the Board of Directors of Rosewood Property Company, a vertically integrated real estate operating company, a position he held from February 1988 until December 1998. Mr. Rowsey has served as a member of the Board of Directors of ENSCO International Incorporated, an offshore oil field service and drilling company, since January 2000. Mr. Rowsey holds a Bachelor of Arts degree in Management Science from Duke University and a Juris Doctorate degree from Southern Methodist University School of Law. Mr. Rowsey has served as a trust manager since our inception in 1994.
     Robert W. Stallings has served as Chairman and Chief Executive Officer of Stallings Capital Group, Inc., a Dallas-based merchant banking firm specializing in the financial services industry, since February 2001. Since January 2005, Mr. Stallings has served as executive Chairman of the Board of GAINSCO, Inc. From September 2001 to January 2005, he served as non-executive Chairman of GAINSCO, Inc., and prior to that time served as non-executive Vice Chairman of GAINSCO, Inc. beginning in March 2001. Mr. Stallings has also served as a director of Texas Capital Bancshares, Inc. since August 2001. He is the retired Chairman and founder of ING Pilgrim Capital Corporation, a $20 billion asset management firm which was acquired by ING Group in September 2000 and with which he had been associated since 1991. Mr. Stallings received a degree in Business from Johnson & Wales University. Mr. Stallings has served as a trust manager of the Company since May 2002.

     Terry N. Worrell has been a private investor in commercial properties and other business ventures with Worrell Investments, Inc. since 1989. From 1974 to 1989, he served as President and Chief Executive Officer of Sound Warehouse of Dallas, Inc. prior to its purchase by Shamrock Holdings. Mr. Worrell has served as a director of Regency Centers Corporation (formerly Regency Realty Corporation), a developer/operator of shopping centers since February 1999 and NL Industries, Inc., an international producer of titanium dioxide pigments since October 2003. Mr. Worrell was a member of Pacific Retail Trust’s board of trustees before its merger into Regency Realty Corporation in February 1999. Mr. Worrell received a Master of Business Administration degree from the University of North Texas. Mr. Worrell has served as a trust manager of the Company since May 2002.
Board of Trust Managers
     Corporate Governance. We are currently managed by an eight-member Board of Trust Managers. The Board has adopted a Corporate Governance Policy, which, along with the written charters for the Board committees described below, provides the framework for the Board’s governance of the Company. The Corporate Governance Policy is available in the investor relations section of our website at www.crescent.com and in print free of charge to any shareholder who requests it.
     Independence and Composition. Our Corporate Governance Policy and the rules and regulations of the New York Stock Exchange, which we refer to as the NYSE listing standards, each require that a majority of our Board of Trust Managers are “independent” trust managers, as that term is defined in the NYSE listing standards.
     The Board of Trust Managers, upon the recommendation of the Governance Committee, has determined that Messrs. Frank, Quinn, Rowsey, Stallings and Worrell, representing a majority of our Board of Trust Managers, are “independent” as that term is defined in the NYSE listing standards. The Board made its determination based on information furnished by all trust managers regarding their relationships with us and our affiliates and research conducted by management. In addition, the Board consulted with our outside counsel to ensure that the Board’s determination would be consistent with all relevant securities laws and regulations as well as the NYSE listing standards.
     Meetings and Attendance. During the last fiscal year, the Board of Trust Managers held five meetings, and no trust manager (including the trust manager nominees) attended fewer than 75% of the aggregate of all meetings of the Board of Trust Managers and the committees, if any, upon which such trust managers served and which were held during the period of time that such person served on the Board of Trust Managers or such committee. Our Corporate Governance Policy provides that it is the responsibility of individual trust managers to make themselves available to attend scheduled and special Board meetings and the annual shareholder meeting on a consistent basis. All of our trust managers attended the 2005 annual shareholders meeting either in person or by telephone.
     In addition, non-management members of the Board of Trust Managers met in executive session four times in 2005. Pursuant to our Corporate Governance Policy, the Board is required to appoint a “lead” trust manager (and in the absence of such appointment, the Chairman of the Governance Committee will perform the function of “lead” trust manager) to preside when the Board meets in executive session. The Board has at all times had a lead trust manager, and Mr. Stallings has served as lead trust manager since June 28, 2004.
     Shareholder Communications. The Board of Trust Managers has adopted a Shareholder Communications Policy that includes processes for shareholders to send communications to the Board. All shareholder communications to the Board should be addressed to Crescent Real Estate Equities Company, 777 Main Street, Suite 2100, Fort Worth, Texas, 76102, Attention: Managing Director, Law and Secretary. Alternatively, shareholders may send communications by electronic mail to the attention of our Managing Director, Law and Secretary at ddean@crescent.com. The Shareholder Communications Policy is described in greater detail in the investor relations section of the Company’s website at www.crescent.com and is available in print free of charge to any shareholder who requests it.

Committees of the Board of Trust Managers
     The Board of Trust Managers has three standing committees, which are described below. The Board of Trust Managers has determined that all current members of each committee are “independent,” as that term is defined in the NYSE listing standards. The charter for each of these committees is available in the investor relations section of the Company’s website at www.crescent.com and in print free of charge to any shareholder who requests it.
     Audit Committee. Among the duties, powers and responsibilities of the Audit Committee as provided in its charter, the Audit Committee:
•	has sole discretion concerning the engagement of independent auditors,

•	reviews with the independent auditors the plans and results of the audit engagement,

•	pre-approves professional services that the independent auditors provide,

•	reviews the independence of the independent auditors,

•	considers the range of audit and non-audit fees, and

•	reviews the adequacy of the Company’s internal accounting controls.
     The Audit Committee consists of Anthony M. Frank, Chairman, William F. Quinn and Robert W. Stallings. Upon the advice of the Governance Committee, the Board of Trust Managers has determined that all current members of the Audit Committee meet the audit committee composition requirements of the Exchange Act and the NYSE listing standards and that Anthony M. Frank qualifies as an “audit committee financial expert,” as defined by applicable Securities and Exchange Commission (“SEC” or “Commission”) rules. The Audit Committee held ten meetings in 2005.
     Executive Compensation Committee. The Executive Compensation Committee, which held five meetings in 2005, determines compensation for the Company’s executive officers and administers the stock incentive and other compensation plans that the Company adopts. The Executive Compensation Committee consists of Paul E. Rowsey, III, Chairman, Anthony M. Frank and Terry N. Worrell.
     Governance Committee. As provided in the Governance Committee charter, the Governance Committee:
•	identifies and recommends to the Board of Trust Managers a group of trust manager nominees for election and reelection to the Board at our Annual Meeting of Shareholders,

•	ensures that the Board committees will have the benefit of qualified and experienced independent trust managers, and

•	develops and makes recommendations to the Board for a set of effective corporate governance policies and procedures applicable to us, particularly as such policies and procedures may be required by federal and state securities laws, the NYSE listing standards or any other applicable regulatory requirements..
     The Governance Committee seeks to identify candidates for trust manager who have the following skills and characteristics:
•	superior leadership abilities,

•	independence,

•	commitment to improving our value for the benefit of our shareholders,

•	innovative thought,

•	business and management experience, and

•	a working knowledge of basic finance and accounting principles.
     The Governance Committee also will consider trust manager nominees recommended by shareholders. See the section of this Proxy Statement entitled “Other Information — Shareholders Proposals for Our 2007 Annual Meeting of Shareholders” on page 31 for a description of how shareholders desiring to make nominations for trust managers and/or to bring a proper subject before a meeting should do so. The Governance Committee evaluates trust manager candidates recommended by shareholders in the same manner as it evaluates trust manager candidates recommended by our trust managers, management or employees.
     The Governance Committee, which met four times in 2005, consists of Robert W. Stallings, Chairman, Paul E. Rowsey, III, and Terry N. Worrell.
Code of Business Conduct
     All of our trust managers, officers and employees must act ethically at all times and in accordance with the policies comprising our Code of Business Conduct. The Code of Business Conduct is published on the investor relations section of our website at www.crescent.com and is available in print free of charge to any shareholder who requests it. We intend to post amendments to and waivers from the Code of Business Conduct on our website.
Trust Manager Compensation
     During 2005, each of our trust managers who is not also an officer (“Outside Trust Manager”) received an annual fee of $40,000 (payable in cash or, through June 2005, at the election of the trust manager, in Common Shares in an amount determined by dividing the fees otherwise payable by 90% of the fair market value of the Common Shares). In addition, during 2005, each Outside Trust Manager received the following meeting fees.

Meeting Fees (in person or by phone)
Board of Trust Managers	$1,500
Audit Committee	$1,500 ($2,000 for Chairman)
Other Committees	$1,000 ($1,500 for Chairman)
     In addition, through 2005, each Outside Trust Manager annually received a grant of 14,000 stock options under the Company’s 1995 Stock Incentive Plan, as amended. This plan terminated in June 2005. Trust managers who are also officers receive no separate compensation for their service as trust managers.

SHARE OWNERSHIP
     The following table sets forth the beneficial ownership of Common Shares for:
•	each shareholder who beneficially owns more than 5% of the Common Shares,

•	each trust manager and nominee for trust manager,

•	our Chief Executive Officer and the four other most highly compensated executive officers of the Company and the General Partner (collectively, the “Named Executive Officers”), and

•	the trust managers and executive officers of the Company and the General Partner as a group.
     Unless otherwise indicated in the footnotes, the listed beneficial owners have sole voting and investment power over all Common Shares.(1)

	Number of		Percent of
	Common Shares		Common Shares
Name and Address of Beneficial Owner(2)	(3)(4)(5)(6)		(7)
Richard E. Rainwater	16,621,283	(8)	15.5%
John C. Goff	4,836,939	(9)	4.9%
Dennis H. Alberts	350,270		*
Anthony M. Frank	120,627		*
William F. Quinn	137,819		*
Paul E. Rowsey, III	116,227		*
Robert W. Stallings	74,100	(10)	*
Terry N. Worrell	66,800	(11)	*
Kenneth S. Moczulski	182,200	(12)	*
Jane E. Mody	9,532	(13)	*
Jerry R. Crenshaw, Jr.	299,501	(14)	*
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	6,113,660	(15)	6.4%

Trust Managers and Executive Officers as a Group (17 persons)	25,539,641	(8)(9)(10)(11)(12)(13)(14)	22.5%

*	Less than 1%

(1)	All information is as of March 24, 2006 (the “Record Date”), unless otherwise indicated. As of the Record Date, there were 101,725,371 Common Shares issued and outstanding. The number of Common Shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Accordingly, the number of Common Shares a person beneficially owns includes:
•	the number of Common Shares that such person owns;

•	the number of Common Shares that such person has the right to acquire within 60 days of the Record Date upon the exercise of options (“Stock Options”) granted pursuant to the 1994 Crescent Real Estate Equities, Inc. Stock Incentive Plan (the “1994 Plan”) or the 1995 Crescent Real Estate Equities Company Stock Incentive Plan, as amended (the “1995 Plan”),

•	the number of Common Shares that may be issued within 60 days of the Record Date upon exchange of partnership units of the Operating Partnership (“Units”) that such person owns for Common Shares, with such exchange made on the basis of two Common Shares for each Unit exchanged (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange),

•	the number of Common Shares that may be issued within 60 days of the Record Date upon exercise of options (the “Plan Unit Options”) granted under the 1996 Crescent Real Estate Equities Limited Partnership Unit Incentive Plan, as amended (the “Unit Plan”), to purchase Units and the subsequent exchange of such Units for Common Shares, with such exchange made on the basis of two Common Shares for each Unit exchanged (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange).

In addition, the number of Common Shares a person beneficially owns is deemed to include the number of Common Shares issuable upon conversion of the Series A Convertible Cumulative Preferred Shares (the “Series A Preferred Shares”), each of which is currently convertible into .6119 Common Shares.

(2)	The address of each beneficial owner is 777 Main Street, Suite 2100, Fort Worth, Texas 76102.

(3)	The number of Common Shares the following persons beneficially own includes the number of Common Shares indicated due to the vesting of unexercised Stock Options, as follows: John C. Goff — 400,000; Dennis H. Alberts — 203,400; Anthony M. Frank — 81,200; William F. Quinn — 84,000; Paul E. Rowsey, III — 84,000, Robert W. Stallings — 16,800; Terry N. Worrell — 16,800; Kenneth S. Moczulski — 182,000; Jerry R. Crenshaw, Jr. — 165,000; and Trust Managers and Executive Officers as a Group — 1,609,959.

(4)	The number of Common Shares the following persons beneficially own includes the number of Common Shares owned indirectly through participation in the General Partner’s 401(k) Plan as of the Record Date, as follows: John C. Goff — 14,641; Jerry R. Crenshaw, Jr. — 6,809, and Trust Managers and Executive Officers as a Group — 39,077.

(5)	The number of Common Shares the following persons beneficially own includes the number of Common Shares that may be issued upon exchange of Units that such person owns, as follows: Richard E. Rainwater — 11,447,344; John C. Goff — 1,812,970; and Trust Managers and Executive Officers as a Group — 13,260,304.

(6)	The number of Common Shares the following persons beneficially own includes the number of Common Shares owned through participation in the General Partner’s Employee Stock Purchase Plan as of the Record Date, as follows: John C. Goff — 2,415; and Trust Managers and Executive Officers as a Group — 2,818.

(7)	The percentage of Common Shares that a person listed in the Beneficial Ownership table beneficially owns assumes that (i) as to that person, all Units are exchanged for Common Shares, all Series A Preferred Shares are exchanged for Common Shares, all Stock Options exercisable within 60 days of the Record Date are exercised and all Plan Unit Options exercisable within 60 days of the Record Date are exercised and the Units so acquired are subsequently exchanged for Common Shares, and (ii) as to all other persons, no Units are exchanged for Common Shares, no Series A Preferred Shares are converted into Common Shares, and no Stock Options or Plan Unit Options are exercised.

(8)	The number of Common Shares that Mr. Rainwater beneficially owns includes 744,704 Common Shares and 519,610 Common Shares that may be issued upon exchange of Units that Darla Moore, Mr. Rainwater’s spouse, beneficially owns. Mr. Rainwater disclaims beneficial ownership of these Common Shares. In addition, the number of Common Shares that Mr. Rainwater beneficially owns includes 3,608,238 Common Shares and 6,320,468 Common Shares that may be issued upon exchange of Units that Mr. Rainwater owns indirectly, including (i) 12,525 Common Shares and 49,506 Common Shares that may be issued upon exchange of Units owned by Rainwater, Inc., a Texas corporation, of which Mr. Rainwater is a director and the sole owner, (ii) 10,586 Common Shares and 6,270,962 Common Shares that may be issued upon exchange of Units owned by Office Towers LLC, a Nevada limited liability company, of which Mr. Rainwater and Rainwater, Inc. own an aggregate 100% interest, (iii) 2,935,127 Common Shares owned by the Richard E. Rainwater 1995 Charitable Remainder Unitrust No. 1, of which Mr. Rainwater is the settlor and has the power to remove the trustee and designate a successor, including himself, and (iv) 650,000 Common Shares owned by the Richard E. Rainwater Charitable Remainder Unitrust No. 3, of which Mr. Rainwater is the settlor and has the power to remove the trustee and designate a successor, including himself.

(9)	The number of Common Shares that Mr. Goff beneficially owns includes (i) 152,560 Common Shares that may be issued upon exchange of Units that Goff Family, L.P., a Delaware limited partnership, owns, (ii) 1,223,102 Common Shares that may be issued upon exchange of Units due to the vesting of Plan Unit Options and (iii) 100,000 shares of restricted stock, which will vest (i.e., the restrictions will lapse) on February 19, 2007. Mr. Goff disclaims beneficial ownership of the Common Shares that may be issued upon exchange of Units that Goff Family, L.P. owns in excess of his pecuniary interest in such Units. Mr. Goff has sole voting power with respect to the shares of restricted stock.

(10)	The number of Common Shares that Mr. Stallings beneficially owns includes 13,500 Common Shares in an IRA account which is owned by Linda E. Stallings, Mr. Stallings’ spouse. Mr. Stallings disclaims beneficial ownership of such Common Shares.

(11)	The number of Common Shares that Mr. Worrell beneficially owns includes 50,000 Common Shares in a joint brokerage account of which Mr. Worrell and his spouse, Sharon Worrell, share voting and investment power.

(12)	The number of Common Shares that Mr. Moczulski beneficially owns includes 200 Common Shares that are owned by The Kenneth and Cara Moczulski Living Trust, of which Mr. Moczulski and his spouse Cara A. Moczulski are co-settlors, co-beneficiaries and co-trustees. Mr. Moczulski disclaims beneficial ownership of all shares held by the Trust in excess of his pecuniary interest in the Trust.

(13)	The number of Common Shares that Ms. Mody beneficially owns includes 9,532 Common Shares owned by the Mody Family Living Trust, of which Ms. Mody and her spouse Haji Mody are the trustees and beneficiaries.

(14)	The number of Common Shares that Mr. Crenshaw beneficially owns includes 8,092 Common Shares in joint brokerage account of which Mr. Crenshaw and his spouse, Lori Crenshaw, share voting and investment power.

(15)	Capital Research and Management Company (“Capital Research”) filed a Schedule 13G, as of February 10, 2006, reporting that Capital Research beneficially owns and has sole voting and dispositive power over 6,113,660 Common Shares. All information presented above relating to Capital Research is based solely on the Schedule 13G.

EXECUTIVE OFFICERS

Name	Age	Position
John C. Goff	50	Vice Chairman of the Board of Trust Managers of the Company, Chief Executive Officer of the Company and the General Partner, and Sole Director of the General Partner

Dennis H. Alberts	56	Trust Manager of the Company and President and Chief Operating Officer of the Company and the General Partner

Jerry R. Crenshaw, Jr.	42	Managing Director and Chief Financial Officer of the Company and the General Partner

David M. Dean	45	Managing Director, Law and Secretary of the Company and the General Partner

Thomas G. Miller	50	Managing Director, Investments of the Company and the General Partner

Kenneth S. Moczulski	53	Managing Director, Investments of the Company and the General Partner

Jane E. Mody	54	Managing Director, Capital Markets of the Company and the General Partner

Jane B. Page	45	Managing Director, Asset Management of the Company and the General Partner

Paul R. Smith	45	Managing Director, Fund Management of the Company and the General Partner

John L. Zogg, Jr.	42	Managing Director, Asset Management of the Company and the General Partner

Christopher T. Porter	40	Senior Vice President and Treasurer of the Company and the General Partner
     The following is a summary of the experience of the executive officers. The experience of Messrs. Goff and Alberts are described in the section “Board of Trust Managers” beginning on page 5.
     Jerry R. Crenshaw, Jr., prior to joining us, was the Controller of Carrington Laboratories, Inc., a pharmaceutical and medical device company, from 1991 until February 1994. From 1986 until 1991, Mr. Crenshaw was an audit senior in the real estate services group of Arthur Andersen LLP. Mr. Crenshaw holds a Bachelor of Business Administration degree in Accounting from Baylor University and is a Certified Public Accountant. Mr. Crenshaw served as Controller from our inception in 1994 to March 1997 when he became Vice President and served as Vice President, Controller until December 1998 and Vice President, Finance until September 1999. In addition, Mr. Crenshaw served as Interim Co-Chief Financial Officer of the Company and the General Partner from August 1998 until April 1999. From September 1999 to October 2002, Mr. Crenshaw served as Senior Vice President, Chief Financial Officer of the Company and the General Partner. Mr. Crenshaw served as Executive Vice President and Chief Financial Officer of the Company and the General Partner from October 2002 to March 2005. In March 2005, Mr. Crenshaw’s title changed to Managing Director and Chief Financial Officer of the Company and the General Partner.
     David M. Dean, prior to joining us, was an attorney for Burlington Northern Railroad Company from 1992 to 1994, and he served as Assistant General Counsel in 1994. At Burlington Northern, he was responsible for the majority of that company’s transactional and general corporate legal work. Mr. Dean was previously engaged in the private practice of law from 1986 to 1990 with Kelly, Hart & Hallman, and from 1990 to 1992 with Jackson Walker L.L.P., where he worked primarily on acquisition, financing and venture capital transactions for Mr. Rainwater and related investor groups. Mr. Dean graduated with honors from Texas A&M University with Bachelor of Arts degrees in English and Philosophy in 1983. He also holds a Juris Doctor degree and a Master of Laws degree in Taxation from Southern Methodist University School of Law. Mr. Dean served as Senior Vice President, Law, and Secretary from the time he joined us in August 1994 to September 1999 when he became Senior Vice President, Law and Administration and Secretary, a position which he held until January 2001. From January 2001 to March 2005, Mr. Dean served as Executive Vice President, Law and Administration and Secretary of the Company and the General Partner. In March 2005, Mr. Dean’s title changed to Managing Director, Law and Secretary of the Company and the General Partner.
     Thomas G. Miller, prior to joining us, served as Managing Director with Jones Lang LaSalle’s Capital Markets Group where he led the firm’s western U.S. practice for 19 years. He served as an international director, responsible for overseeing the company’s southern California activities, specializing in capital markets and investment management services for Jones Lang LaSalle’s domestic and overseas clients. With over 28 years of real estate experience, Mr. Miller has been involved in capital transactions valued at several billion dollars, including dispositions, acquisitions and financings of major office, retail, industrial, land and high-rise residential properties throughout the United States. Mr. Miller holds a Bachelor of Science degree in Business Administration from the University of Southern California. Mr. Miller served as Senior Vice President, Investments of the General Partner from July 2003 to March 2005. Since March 2005, Mr. Miller has served as Managing Director, Investments of the Company and the General Partner.
     Kenneth S. Moczulski, prior to joining us, served as President and founder of Transworld Properties, Inc., a subsidiary of a privately held international oil company, beginning in January 1992. While at Transworld Properties, Inc., Mr. Moczulski was responsible for the formation and implementation of real estate investment strategy, as well as management of on-going real estate development, asset management, and dispositions. Prior to founding Transworld Properties, Inc., Mr. Moczulski served as Vice President of Jaymont Properties in New York from April 1987 to December 1991, where he was responsible, on a national basis, for all acquisition and disposition activities. From February 1979 to March 1987, Mr. Moczulski served as Development Manager for a number of commercial developments for Gerald D. Hines Interests. Mr. Moczulski holds a Bachelor of Science degree in Civil Engineering from the University of Cincinnati and a Master of Business Administration degree from Harvard Graduate School of Business. Mr. Moczulski served as President of Investments and Chief Investment Officer of the Company and the General Partner from November 2000 to March 2005. In March 2005, Mr. Moczulski’s title changed to Managing Director, Investments of the Company and the General Partner.
     Jane E. Mody, prior to joining us, served as Vice President of Goldman, Sachs & Co. from February 2000 to February 2001. While at Goldman, Sachs & Co., Ms. Mody worked with the real estate merchant banking division and was responsible for fund reporting for nine real estate opportunity funds. She served as Managing Director and Chief Financial Officer of Pacific Retail Trust, a private REIT, which she co-founded, from December 1993 until February 1999 when Pacific Retail Trust merged into Regency Realty Corporation (currently Regency Centers Corporation), a publicly traded REIT. From February 1999 to August 1999, Ms. Mody served as a consultant to Regency Realty Corporation. Prior to co-founding Pacific Retail Trust, Ms. Mody served as Executive Vice President of Rosewood Property Company, a real estate investment company, from April 1988 to December 1993. Ms. Mody serves on the board of the Dallas Chapter of the American Red Cross. Ms. Mody graduated from Austin College with a Bachelor of Arts degree and holds a Master of Business Administration degree in International Business from the University of Dallas. Ms. Mody served as Executive Vice President, Capital Markets of the Company and the General Partner from February 2001 to March 2005. In March 2005, Ms. Mody’s title changed to Managing Director, Capital Markets of the Company and the General Partner.
     Jane B. Page, prior to joining us, was employed by Metropolitan Life Real Estate Investments from July 1984 to January 1998, holding positions of director of corporate property management and regional asset manager of Metropolitan’s institutional portfolio in Houston, Austin and New Orleans. Ms. Page’s 14-year tenure at Metropolitan also included membership on Metropolitan’s Investment Committee, which reviewed and approved all significant transactions on a national basis. Ms. Page serves on the Boards of the Greater Houston Partnership, Central Houston, Inc. and the Downtown Houston Management District. Ms. Page graduated with a Bachelor of

Arts degree from Point Loma College in San Diego and with a Master of Business Administration degree from the University of San Francisco. She also holds Certified Commercial Investments Manager and Certified Property Manager designations. Ms. Page served as Director of Asset Management, Houston Region from the time she joined the Company in January 1998 to December 1998, when she became Vice President, Asset Management, Houston Region. From May 2000 to March 2004, Ms. Page served as Senior Vice President, Asset Management and Leasing, Houston Region. From March 2004 to March 2005, Ms. Page served as Executive Vice President, Asset Management and Leasing, Houston Region. In March 2005, Ms. Page’s title changed to Managing Director, Asset Management of the Company and the General Partner.
     Paul R. Smith, prior to joining us, served as a portfolio manager at INVESCO Real Estate, beginning in 2000, where he managed real estate investments for a $325 million value-added commingled fund. From 1989 to 2000, Mr. Smith served as a portfolio manager for Sarofim Realty Advisors where he managed a $1 billion portfolio of office and retail properties on behalf of various institutional clients. Mr. Smith has more than 15 years of experience in the pension fund advisory business, including portfolio management, financing and fund-raising. Mr. Smith holds a Bachelor of Arts degree from Harvard University and a Master of Business Administration degree from the University of Texas. Since May 2005, Mr. Smith has served as Managing Director, Fund Management of the Company and the General Partner.
     John L. Zogg, Jr., prior to joining us, served as Vice President of the commercial real estate group of Rosewood Property Company, responsible for marketing and leasing office space in the Dallas and Denver areas, from January 1989 to May 1994. For three years prior to joining Rosewood Property Company, Mr. Zogg worked as Marketing Manager of Gerald D. Hines Interests, where he was responsible for office leasing in the Dallas metropolitan area from June 1985 to January 1988. He graduated from the University of Texas at Austin with a Bachelor of Arts degree in Economics and holds a Master of Business Administration degree from the University of Dallas. Mr. Zogg joined the Company as a Vice President in May 1994 and served as Vice President, Leasing and Marketing, from June 1997 to September 1999 when he became Vice President, Leasing/Marketing, Southwest Region. From May 2000 to March 2005, Mr. Zogg served as Senior Vice President, Asset Management and Leasing, Dallas Region. Since March 2005, Mr. Zogg has served as Managing Director, Asset Management of the Company and the General Partner.
     Christopher T. Porter, prior to joining us, held the office of Senior Vice President, Investor Relations, for Associates First Capital Corporation, a leading financial services firm, from January 1999 through October 1999. Prior to 1999, Mr. Porter served as Vice President and Assistant Treasurer in banking relations and cash management at Associates First Capital Corporation from November 1991 through January 1999. Mr. Porter received a Bachelor of Science degree in Economics from the University of Texas at Austin and a Master of Business Administration degree in Finance from the University of North Texas and is a certified treasury professional. Mr. Porter served as Vice President and Treasurer of the Company and the General Partner from December 1999 to March 2005. Since December 2004, Mr. Porter has served as Senior Vice President and Treasurer of the Company and the General Partner.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth the annual and long-term compensation paid or awarded for the years ended December 31, 2005, 2004, and 2003, to the Named Executive Officers. As a result of our umbrella partnership REIT structure, the General Partner, rather than the Company, compensates all employees. We did not grant any stock appreciation rights (“SARs”) during these periods.

		Annual Compensation					Long-Term Compensation
						Awards		Payouts
				Other		Restricted	Securities		All Other
				Annual		Stock	Underlying	LTIP	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)		Awards ($)	Options (#)	Payouts	($)
John C. Goff	2005	900,000	1,500,000	102,564	(1)	—	—	—	14,700	(4)
Chief Executive Officer	2004	934,615	900,000	130,180	(1)	—	—	—	33,084	(6)(7)
	2003	894,231	1,350,000	788,353	(2)	—	—	—	72,998	(8)(9)

Dennis H. Alberts	2005	500,000	750,000	—		—	—	—	14,700	(4)
President and Chief Operating	2004	519,230	500,000	—		—	—	—	207,976	(6)(7)
Officer	2003	494,904	750,000	440,000	(3)	—	—	—	207,066	(8)(9)

Kenneth S. Moczulski	2005	350,000	350,000	—		—	—	—	54,086	(4)(5)
Managing Director,	2004	363,462	273,000	—		—	—	—	82,235	(6)(7)
Investments	2003	349,231	378,000	308,000	(3)	—	—	—	83,125	(8)(9)

Jane E. Mody	2005	330,000	350,000	—		—	—	—	110,803	(4)(5)
Managing Director, Capital	2004	342,692	272,250	—		—	—	—	89,547	(6)(7)
Markets	2003	328,461	363,000	264,000	(3)	—	—	—	69,403	(8)(9)
							—

Jerry R. Crenshaw, Jr.	2005	330,000	325,000	—		—	—	—	16,135	(4)(5)
Managing Director and Chief	2004	342,692	254,100	—		—	—	—	75,668	(6)(7)
Financial Officer	2003	328,461	326,700	264,000	(3)	—		—	80,142	(8)(9)

(1)	Represents cost of personal accounting services to Mr. Goff reimbursed by the Company.

(2)	Includes $128,353 for cost of personal accounting services to Mr. Goff reimbursed by the Company. Includes a cash allocation of $660,000 for dividend incentive units (“DIUs”) into a separate interest-bearing account maintained by the Company for Mr. Goff at December 31, 2003. The amount of the allocation to any person’s account is based on the number of DIUs allocated to the participant’s account, multiplied by the product of (i) the amount of dividends paid by the Company with respect to its Common Shares and (ii) the performance multiples associated with the performance targets that are achieved or surpassed. All amounts contributed pursuant to the DIU plan are paid out on the fifth anniversary of the date the DIUs were granted. Mr. Goff received a payment on January 1, 2005.

(3)	Amount represents a cash allocation for DIUs into a separate interest-bearing account maintained by the Company for Mr. Alberts, Mr. Moczulski, Ms. Mody and Mr. Crenshaw at December 31, 2003. Mr. Alberts and Mr. Crenshaw received payments on January 1, 2005, Mr. Moczulski received payment on November 1, 2005, and Ms. Mody received payment on January 1, 2006. Mr. Crenshaw is scheduled to receive an additional payment on October 1, 2007.

(4)	Amounts include matching contributions that the General Partner made to Mr. Goff’s, Mr. Alberts’, Mr. Moczulski’s, Ms. Mody’s and Mr. Crenshaw’s individual 401(k) Plan accounts in the amount of $14,700, $14,700, $14,700, $14,292 and $14,000, respectively.

(5)	Amounts include dividends allocated to Mr. Moczulski, Ms. Mody and Mr. Crenshaw for DIUs of $39,386, $96,511 and $2,135, respectively, that are treated as invested in the Company or specified public mutual funds made available to the holders by the General Partner. See Note 2 above for an additional explanation of DIUs.

(6)	Amounts include matching contributions that the General Partner made to each of the Named Executive Officer’s individual 401(k) Plan accounts each in the amount of $13,000.

(7)	Amounts include dividends allocated to Mr. Goff, Mr. Alberts, Mr. Moczulski, Ms. Mody and Mr. Crenshaw for DIUs of $20,084, $194,976, $69,235, $76,547 and $62,688, respectively, that are treated as invested in the Company or specified public mutual funds made available to the holders by the General Partner. See Note 2 above for an additional explanation of DIUs.

(8)	Amounts include matching contributions that the General Partner made to Mr. Goff’s, Mr. Albert’s, Mr. Moczulski’s, Ms. Mody’s and Mr. Crenshaw’s individual 401(k) Plan accounts in the amount of $12,000, $8,087, $6,795, $6,000 and $12,000, respectively.

(9)	Amounts include dividends allocated to Mr. Goff, Mr. Alberts, Mr. Moczulski, Ms. Mody and Mr. Crenshaw for DIUs of $60,998, $198,979, $76,330, $63,403 and $68,142, respectively, that are treated as invested in the Company or specified public mutual funds made available to the holders by the General Partner. See Note 2 above for an additional explanation of DIUs.
     On August 3, 2005, 78,000, 50,000, 17,000, 16,500 and 15,000 restricted Units held by Mr. Goff, Mr. Alberts, Mr. Moczulski, Ms. Mody and Mr. Crenshaw, respectively, vested under the terms of the 2004 Crescent Real Estate Equities Limited Partnership Long-Term Incentive Plan (the “LTI Plan”). Each vested restricted Unit is exchangeable, beginning on the second anniversary of the date of grant (December 1, 2004), for cash equal to the value of two Common Shares based on the closing price of the Common Shares on the date of exchange, and subject to a six-month holding period following vesting, unless, prior to the date of the exchange, we request and obtain shareholder approval authorizing us, in our discretion, to deliver instead two Common Shares in exchange for each such restricted Unit.
     On November 25, 2005, an additional 78,000, 50,000, 17,000, 16,500 and 15,000 restricted Units held by Mr. Goff, Mr. Alberts, Mr. Moczulski, Ms. Mody and Mr. Crenshaw, respectively, vested under the terms of the LTI Plan. Each vested restricted Unit is exchangeable, beginning on the second anniversary of the date of grant (December 1, 2004), for cash equal to the value of two Common Shares based on the closing price of the Common Shares on the date of exchange, and subject to a six-month holding period following vesting, unless, prior to the date of the exchange, we request and obtain shareholder approval authorizing us, in our discretion, to deliver instead two Common Shares in exchange for each such restricted Unit.
     The market value of the vested restricted Units held by Mr. Goff, Mr. Alberts, Mr. Moczulski, Ms. Mody and Mr. Crenshaw is $6,183,840, $3,964,000, $1,347,760, $1,308,120 and $1,189,200, respectively, based on the closing price of the Common Shares on December 31, 2005 (the last trading day of the fiscal year) on the New York Stock Exchange of $19.82.
Option Grants For The Year Ended December 31, 2005
     We did not grant any options to the Named Executive Officers for the year ended December 31, 2005. In addition, we did not grant any SARs during this period.
Aggregated Option Exercises During 2005 and Option Values at December 31, 2005
     The following table provides information about options that the Named Executive Officers exercised during the year ended December 31, 2005 and options that each of them held at December 31, 2005. We did not grant any SARs during this period.

			Number of Securities
			Underlying Unexercised				Value of Unexercised
			Options at				In-the-Money Options
			Fiscal Year End (#)				at Fiscal Year End ($)(1)
	Shares
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable		Unexercisable		Exercisable	Unexercisable
							(in thousands)
John C. Goff	—	—	2,980,244	(2)(3)	1,200,000	(4)	7,872	2,772
Dennis H. Alberts	—	—	503,400	(3)	200,000	(4)	904	462
Kenneth S. Moczulski	—	—	392,000	(3)	140,000	(4)	485	323
Jane E. Mody	—	—	180,000	(3)	120,000	(4)	416	277
Jerry R. Crenshaw, Jr.	800	3,054	285,000	(3)	53,865	(4)	938	124

(1)	Market value of securities underlying in-the-money options is based on the closing price of the Common Shares on December 31, 2005 (the last trading day of the fiscal year) on the New York Stock Exchange of $19.82, minus the exercise price.

(2)	The number of securities underlying exercisable but unexercised options includes 1,223,102 Common Shares that may be issued following (i) vesting of Plan Unit Options, (ii) exercise of Plan Unit Options for Units on a one-for-one basis, and (iii) exchange of Units for

Common Shares on the basis of two Common Shares for each Unit (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange).

(3)	The number of securities underlying exercisable but unexercised options for Mr. Goff, Mr. Alberts, Mr. Moczulski, Ms. Mody and Mr. Crenshaw, includes 1,357,142, 300,000, 210,000, 180,000 and 120,000 Common Shares, respectively, that may be issued following (i) vesting of Unit Options granted pursuant to individual agreements to purchase Units on a one-for-one basis, (ii) exercise of Unit Options for Units on a one-for-one basis, and (iii) the subsequent exchange of such Units for Common Shares, with such exchange made on the basis of two Common Shares for each Unit exchanged (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange). The number of securities underlying exercisable but unexercised options for Mr. Goff, Mr. Alberts, Mr. Moczulski and Mr. Crenshaw includes 400,000, 203,400, 182,000 and 165,000 Common Shares, respectively, that may be issued following exercise of Stock Options for Common Shares on a one-for-one basis.

(4)	The number of securities underlying unexercisable options for Mr. Goff, Mr. Alberts, Mr. Moczulski, Ms. Mody and Mr. Crenshaw includes 1,200,000, 200,000, 140,000, 120,000 and 53,865 Common Shares, respectively, that may be issued following (i) vesting of Unit Options granted pursuant to individual agreements to purchase Units on a one-for-one basis, (ii) exercise of Unit Options for Units on a one-for-one basis, and (iii) the subsequent exchange of such Units for Common Shares, with such exchange made on the basis of two Common Shares for each Unit exchanged (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange).
Long-Term Incentive Plans — Awards in Fiscal Year 2005

		Performance	Estimated Future Payouts under Non-Stock
		Period until		Price-Based Plans
Name and	Number of Units	Maturation
Principal Position	(#)(1)	or Payout	Threshold ($)	Target ($)	Maximum($)
John C. Goff
Chief Executive Officer	300,000	2-6 years	—	—	—
Dennis H. Alberts
President and Chief Operating Officer	200,000	2-6 years	—	—	—
Kenneth S. Moczulski
Managing Director, Investments	50,000	2-6 years	—	—	—
Jane E. Mody
Managing Director, Capital Markets	50,000	2-6 years	—	—	—
Jerry R. Crenshaw, Jr.
Managing Director and Chief Financial Officer	50,000	2-6 years	—	—	—

(1)	These restricted Units were granted effective May 16, 2005 under the 2005 Crescent Real Estate Equities Limited Partnership Long Term Incentive Plan (the “Performance Plan”) and the partnership agreement of the Operating Partnership. The restricted units vest in 20% increments when the average closing price of the Company’s Common Shares on the New York Stock Exchange for the immediately preceding 40 trading days equals or exceeds $21.00, $22.50, $24.00, $25.50, and $27.00. The Performance Plan also gives discretion to the General Partner to establish one or more alternative objective annual performance targets for the Company. Any restricted Unit that is not vested on or prior to June 30, 2010 will be forfeited. Each vested restricted Unit will be exchangeable, beginning on the second anniversary of the date of grant, for cash equal to the value of two Common Shares based on the closing price of the Common Shares on the date of exchange, and subject to a six-month holding period following vesting, unless, prior to the date of the exchange, the Company requests and obtains shareholder approval authorizing it, in its discretion, to deliver instead two Common Shares in exchange for each such restricted Unit. Regular quarterly distributions accrue on unvested restricted Units and are payable upon vesting of the restricted Units.
Employment Agreement of Chief Executive Officer
     On February 19, 2002, the Company, the Operating Partnership and Mr. Goff entered into an employment agreement, which will terminate on February 19, 2007, pursuant to which Mr. Goff is entitled to an annual salary of $750,000 and a bonus as determined in the discretion of the Compensation Committee of the General Partner, which consists of the same members as the Executive Compensation Committee of the Company. In addition, pursuant to the employment agreement, Mr. Goff was provided the right to earn (i) 300,000 shares of restricted stock, two-thirds of which were earned on each of February 19, 2005 and 2006 and the remaining one-third of which will be earned on February 19, 2007 and (ii) 1,500,000 Unit Options, four-fifths of which were earned on each of February 19, 2003 through 2006 and the remaining one-fifth of which will be earned on February 19, 2007. The Units underlying such

Unit Options are exchangeable into two Common Shares of the Company upon the satisfaction of certain conditions, including shareholder approval of the exchange right.
     The salary under the employment agreement, which is not subject to a cap, may be increased at the discretion of the General Partner or its Compensation Committee. The Company and the Operating Partnership have adopted a policy whereby the Executive Compensation Committee of the Company, shall review and ratify all compensation decisions related to the Chief Executive Officer. For 2005, Mr. Goff’s annual salary was $900,000.
     The employment agreement permits us to terminate Mr. Goff’s employment with appropriate notice with or without just cause.
     In general, just cause is defined to include:
•	an act, acts or omission involving a felony, fraud, willful misconduct, or gross negligence,

•	commission of any act that causes or reasonably might be expected to cause substantial injury to us or is against our material best interests,

•	an uncured breach of any of Mr. Goff’s material duties under the employment agreement, or

•	an uncured breach of any material provision of Mr. Goff’s agreement not to compete with us.
     In addition, Mr. Goff may resign for good reason following a change in control, which is generally defined to include:
•	a reduction in the amount of Mr. Goff’s aggregate cash compensation (including base salary and any bonus) following a change in control,

•	the assignment of Mr. Goff to any employment status other than a position reasonably equivalent to a chief executive officer and having duties comparable to those exercised by Mr. Goff immediately before the change in control, or

•	a geographical relocation or attempted relocation of Mr. Goff to an office outside the Dallas/Fort Worth metropolitan area.
     In general terms, a change of control occurs, with certain exceptions, if a person, entity or group, other than Mr. Rainwater and his affiliates, acquires more than 15% of our then outstanding voting securities, unless the acquisition is approved by not less than two-thirds of our Board of Trust Managers.
     Under the employment agreement, if Mr. Goff’s employment ends for any reason, we will pay accrued salary through the end of the calendar month in which employment terminates. If Mr. Goff’s employment is terminated because of his death or disability, Mr. Goff terminates his employment with us within 24 months of a change in control for good reason, or we terminate Mr. Goff’s employment without cause, Mr. Goff will be entitled to receive a payment equal to one year’s salary at the rate in effect immediately prior to the termination ($900,000 in 2005) together with an amount equal to Mr. Goff’s highest bonus paid in the 12 month period immediately preceding termination of Mr. Goff’s employment ($1,500,000 in 2005).
Agreements Not to Compete
     We are dependent on the services of Richard E. Rainwater and John C. Goff. Mr. Rainwater serves as Chairman of the Board of Trust Managers but has no employment agreement with us and, therefore, is not obligated to remain with us for any specified term. In connection with the initial public offering of the Common Shares in May 1994, each of Messrs. Rainwater and Goff entered into a Noncompetition Agreement with us that restricts him from engaging in certain real estate-related activities during specified periods of time.

     The restrictions that Mr. Rainwater’s Noncompetition Agreement imposes will terminate one year after the later to occur of (i) the date on which Mr. Rainwater ceases to serve as one of our trust managers, and (ii) the date on which Mr. Rainwater’s beneficial ownership of the Company (including Common Shares and Units) first represents less than a 2.5% ownership interest in the Company. The restrictions that Mr. Goff’s Noncompetition Agreement imposes will terminate one year after Mr. Goff first ceases to be one of our trust managers or executive officers. The Noncompetition Agreements do not, among other things, prohibit Messrs. Rainwater and Goff from engaging in certain activities in which they were engaged at the time of our formation in 1994 or from making certain passive real estate investments.

Performance Graph
     The following line graph sets forth a comparison of the percentage change in the cumulative total shareholder return on the Common Shares compared to the cumulative total return of the NAREIT All Equity REIT Index, the S&P 500 Index and SNL Office REITs Index for the period December 31, 2000 through December 31, 2005. The graph depicts the actual increase in the market value of the Common Shares relative to an initial investment of $100 on December 31, 2000, assuming a reinvestment of cash distributions.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Crescent Real Estate Equities Company	100.00	89.12	89.38	101.37	118.41	139.63
S&P500	100.00	88.11	68.64	88.33	97.94	102.74
SNL Office REITs Index	100.00	105.03	100.67	134.30	164.24	184.61
NAREIT All Equity REIT Index	100.00	113.93	118.29	162.21	213.43	239.39

*Sources: SNL Financial LC and S&P 500

Compensation Committee Interlocks and Insider Participation
     Messrs. Frank, Rowsey and Worrell, all of whom are members of the Board of Trust Managers of the Company, served as members of the Executive Compensation Committee during 2005. None of the members of the Executive Compensation Committee have ever been one of our officers or employees. Mr. Frank has borrowed certain funds from us in connection with the exercise of Options, as described in “Certain Relationships and Related Transactions” below.
REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
     The Executive Compensation Committee of the Board of Trust Managers of the Company is composed of Messrs. Rowsey (Chairman), Frank and Worrell. Upon advice from the Governance Committee, a majority of the full Board of Trust Managers selects members of the Executive Compensation Committee and its Chairman annually.
     Compensation Philosophy and Objectives. The Executive Compensation Committee determines the compensation for the Company’s executive officers and administers the stock incentive and other compensation plans that the Company adopts. In addition, the Executive Compensation Committee makes recommendations to the Board of Trust Managers, acting for the Company in its capacity as the sole stockholder of the General Partner, regarding certain compensation decisions of the sole director of the General Partner with respect to the compensation of the executive officers of the General Partner. The Compensation Committee of the General Partner is also composed of Messrs. Rowsey (Chairman), Frank and Worrell. The Compensation Committee is appointed by the Board of Directors of the General Partner. For purposes of the following discussion, the term “Company” includes, unless the context otherwise requires, the Operating Partnership and the other subsidiaries of the Company and the Operating Partnership, in addition to the Company.
     The philosophy of the Company’s compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include enhancing long term shareholder value, maximizing financial performance, preserving a strong financial posture, increasing the value of the Company’s assets and positioning its assets and business in geographic markets offering long-term growth opportunities. The Company has historically measured the accomplishment of these objectives against both the general conditions characterizing the industry within which the Company operates and the particular success that executives of the Company have had in achieving operational targets and strategic milestones.
     It is the policy of the Executive Compensation Committee that a significant portion of the annual compensation to executive officers be based on the performance of the individual executive officer, the annual performance of the Company in achieving operational targets and strategic milestones, and the long-term performance of the Company and total return to the Company shareholders.
     In implementing the Company’s compensation program, it generally is the policy of the Executive Compensation Committee to seek to qualify executive compensation for deductibility by the Company for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, to the extent that such policy is consistent with the Company’s overall objectives and executive compensation policy.
     Executive Officer Compensation. The compensation of the executive officers of the Company consists of a current component and a long term incentive component.
     Current Compensation. The executive officers, in addition to their regular salaries, may be compensated for the current performance of the Company in the form of cash bonus awards, generally pursuant to the Annual Incentive Plan (“Bonus Plan”). For 2004 and prior periods, executive officers were also compensated for the current performance of the Company with awards under the Dividend Incentive Unit Plan (“DIU Plan”). As described in greater detail below, in 2005, the Executive Compensation Committee determined that the Bonus Plan should be the primary vehicle for short term and operating performance incentives. As a result, the Bonus Plan, together with recommendations by the management of the Company, and not the DIU Plan, was used by the General Partner and its Compensation Committee in determining the executive compensation for 2005. While the Bonus Plan will continue to be used in the future for determining the current component of executive compensation, no additional awards are expected to be made under the DIU Plan.
     Each of the officers other than the Chief Executive Officer is covered by the Bonus Plan. Under the Bonus Plan, at the beginning of the year, the Compensation Committee of the General Partner designates (i) the positions covered by the Bonus Plan, (ii) the minimum and maximum annual incentive opportunity or bonus that the individual holding each position is eligible to earn for the year, and (iii) the performance necessary to earn each level of bonus in three components. One of these components, the Corporate component, provides for a certain portion of the bonus to be paid based upon the Company’s achievement of thresholds relating to (i) total return to the Company’s shareholders as compared to total return to shareholders of REITs in a peer group index or (ii) the operating performance of the Company for the year as measured by the Company’s funds from operations. Most positions also are assigned a second component, the Functional Unit component, which provides for a certain portion of the bonus to be earned upon the achievement of individualized measures of functional unit performance. For each officer, a third component, the Individual component, provides for a certain portion of the officer’s bonus to be earned based upon an evaluation of the officer’s individual performance for the year.
     Executive officers of the General Partner also are eligible to participate, on the same basis as other employees, in the employer matching provision of the profit sharing plan that the General Partner established. This allows employees to save for their future retirement on a tax-deferred basis through the Section 401(k) savings feature of the plan, with the General Partner contributing an additional percentage of the amount each employee saves. Such executive officers are also eligible to participate in the other employee benefit and welfare plans that the General Partner maintains on the same terms as non-executive personnel who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under such plans.
     Long Term Incentive Compensation Program; Recent Modifications. Historically, the long term incentives for executive officers used by the Company consisted of (i) restricted stock grants under the 1995 Plan, (ii) Option grants under the 1995 Plan, (iii) Unit Option grants under the 1996 Unit Plan and (iv) restricted Units and Unit options granted pursuant to individual option agreements and the provisions of the partnership agreement for the Operating Partnership. Grants of these types have historically vested based on the passage of time.
     Beginning in the second quarter of 2004, the Executive Compensation Committee and the General Partner began an extensive analysis to design and implement a restructured long term incentive compensation program to support the Company’s continued implementation of its business strategy and to focus and provide performance-based vesting targets that better align the incentive to management with the economic interests of shareholders.
     As a part of this process, the Executive Compensation Committee and the General Partner engaged Mercer Human Resource Consulting (“Mercer”) to assist it in evaluating and structuring a new program of long term incentives. The Committee also reviewed and evaluated the DIU Plan as well as the Bonus Plan and all outstanding stock and unit options. The Committee determined that the Bonus Plan should be the primary vehicle for short term and operating performance incentives. The Executive Compensation Committee also determined that the Company should weigh its compensation programs more heavily towards incentives that focused on long term performance targets that were structured in such a manner as to provide a direct alignment with the total return earned by the Company’s shareholders. The Executive Compensation Committee concluded that the current grants of long term incentives for the Company must focus on stock price and total shareholder return in order to provide incentives to drive significant and sustained growth in medium and long term shareholder value. The Executive Compensation Committee therefore chose to adopt a new long term incentive program with vesting based primarily on share value performance targets.
     In developing the performance targets for the Company’s long term incentive program, the Executive Compensation Committee worked with Mercer and reviewed compensation levels and annualized total shareholder returns for a selected group of its peers over several five year periods. The peer group used by Mercer consisted of 13 comparable companies in the REIT industry, about half of which had long-term compensation plans which provided for vesting of grants based on share value performance targets. The Executive Compensation Committee concluded that the incentives of management and the shareholders would be best aligned through the use of performance-based vesting targets, as opposed to traditional time-based vesting of long term incentive grants. The Executive Compensation Committee agreed with the observations of a number of commentators and shareholder advocacy groups that time-based vesting did not necessarily provide the same alignment of incentives. The Executive Compensation Committee reviewed the equity opportunities for the top two executives of each of the companies in the Company’s peer group under various scenarios to assess both pay-performance relationships and comparable distribution levels among the various officer levels. The Executive Compensation Committee gave significant weight to the strategic plan for the Company over the next five years in establishing the vesting prices for grants under the new long term incentive program.
     Following consultation with Mercer, the Executive Compensation Committee chose price performance targets that are intended to condition the vesting of grants under the new plan on the achievement of very substantial value gains for the Company’s shareholders. The Executive Compensation Committee believes that the stock price performance hurdles established for its new long term incentive program are very rigorous when compared to the long term incentive compensation plans of its peers.
     LTI Plan. The resulting performance based long term incentive program created by the Company and the General Partner has two parts. The first part was implemented by the 2004 Crescent Real Estate Equities Limited Partnership Long Term Incentive Plan (“LTI Plan”).
     The LTI Plan was adopted by the General Partner effective as of October 1, 2004, based upon the recommendation of the Executive Compensation Committee. Consistent with the Executive Compensation Committee’s policy that a significant portion of overall compensation to executive officers be based on the long-term performance of the Company, the LTI Plan was designed to replace the DIU Plan for periods after 2004 and thus to shift more incentive compensation away from short term operational performance and toward a long term alignment with shareholders. Initial grants under the LTI Plan totaled approximately 1,796,250 restricted Units (3,592,500 Common Share equivalents) and were made broadly to the officers of the General Partner, with the CEO and COO of the General Partner receiving approximately 36% of this amount, the Managing Directors of the General Partner receiving approximately 34% of this amount and the other officers receiving 30%. Grants under the LTI Plan are designed to replace for the next five years the grants that have historically been made every three years from the Company’s existing incentive compensation plans.
     Additionally, the Company required that participants in the LTI Plan relinquish issued and outstanding stock and/or unit options based on formulas established by the Compensation Committee for their particular positions. Pursuant to this requirement, an aggregate of 2,413,813 stock and Unit options, on a Common Share equivalent basis, were canceled.
     The LTI Plan provided for the issuance by the Operating Partnership of up to 1,802,500 restricted Units (3,605,000 Common Share equivalents) to officers of the General Partner. Restricted Units granted under the LTI Plan will vest in 20% increments when the average closing price of the Company’s Common Shares on the New York Stock Exchange for the immediately preceding 40 trading days equals or exceeds $19.00, $20.00, $21.00, $22.50 and $24.00. On August 3, 2005 and November 25, 2005, the $19.00 and $20.00 target thresholds, respectively, were met and thus, 40% of the initial grant of Restricted Units vested in 2005. The LTI Plan also gives discretion to the General Partner to establish one or more alternative objective annual performance targets for the Company. Any restricted Unit that is not vested on or prior to June 30, 2010 will be forfeited. Each vested restricted Unit will be exchangeable, beginning on the second anniversary of the date of grant, and subject to a six-month holding period following vesting, for cash equal to the value of two Common Shares based on the closing price of the Common Shares on the date of exchange, unless, prior to the date of the exchange, the Company requests and obtains shareholder approval authorizing it, in its discretion, to deliver instead two Common Shares in exchange for each such restricted Unit. Regular quarterly distributions accrue on unvested restricted Units and are payable upon vesting of the restricted Units.
     Performance Plan. The second part of the Company’s long term incentive program was implemented by the 2005 Crescent Real Estate Equities Limited Partnership Long Term Incentive Plan (“Performance Plan”), which was adopted by the General Partner effective as of May 16, 2005, based upon the recommendation of the Executive Compensation Committee. Grants under the Performance Plan are designed primarily for the senior executives of the Company and the General Partner, with the initial grant of 1,050,000 restricted Units (2,100,000 Common Share equivalents) being 48% to the CEO and COO of the General Partner, 38% to the Managing Directors of the General Partner and 14% to the other officers of the General Partner.
     The Performance Plan provided for the issuance by the Operating Partnership of up to 1,275,000 restricted Units (2,550,000 Common Share equivalents) primarily to the senior executive officers of the General Partner. Restricted Units granted under the Performance Plan vest in 20% increments when the average closing price of the Company’s Common Shares on the New York Stock Exchange for the immediately preceding 40 trading days equals or exceeds $21.00, $22.50, $24.00, $25.50, and $27.00. The Performance Plan also gives discretion to the General Partner to establish one or more alternative objective annual performance targets for the Company. Any restricted Unit that is not vested on or prior to June 30, 2010 will be forfeited. Each vested restricted Unit will be exchangeable, beginning on the second anniversary of the date of grant, and subject to a six-month holding period following vesting, for cash equal to the value of two Common Shares based on the closing price of the Common Shares on the date of exchange, unless, prior to the date of the exchange, the Company requests and obtains shareholder approval authorizing it, in its discretion, to deliver instead two Common Shares in exchange for each such restricted Unit. Regular quarterly distributions accrue on unvested restricted Units and are payable upon vesting of the restricted Units.
     Contemporaneously with the adoption of the Performance Plan, the Executive Compensation Committee and the Compensation Committee of the General Partner determined that no additional awards of restricted stock or stock or Unit options will be made under the various existing plans of the Company and the General Partner, other than the scheduled formula grant of options to the independent trust managers in connection with the 2005 Annual Meeting. These reductions in capacity are expected to reduce the aggregate number of share equivalents that would otherwise have been available to be issued pursuant to these plans by at least 2,600,000, including options not yet granted under the plans and outstanding options that the Executive Compensation Committee and the Compensation Committee of the General Partner believes could not reasonably be expected to be exercised prior to their expiration.
Compensation Awards for 2005.
     Annual Compensation. The performance thresholds established by the Compensation Committee of the General Partner for 2005 under the Bonus Plan were a key consideration in the deliberations of the Compensation Committee of the General Partner regarding the bonuses awarded in 2005. The Compensation Committee of the General Partner, in establishing such thresholds, considered the budget of the Company and the expected overall economic performance of the Company for 2005 in light of conditions in the Company’s markets and characterizing the REIT industry generally in 2005. The Compensation Committee of the General Partner also considered other factors, including peer group comparisons of the ratio of general and administrative expense to revenue, peer group comparisons of short-term and long-term common stock yields, comparisons of the Company’s stock performance to major indices, peer group comparisons of salary and bonus levels, other industry business conditions, and the Company’s success in achieving short-term and long-term goals and objectives. The Compensation Committee of the General Partner also considered the General Partner’s determinations regarding each officer’s achievement of the Functional Unit goals set for such officers, as well as each officer’s Individual performance for the year. Bonuses aggregating $3,515,000 were paid to executive officers other than the Chief Executive Officer of the Company, who does not participate in the Bonus Plan.
     Based upon the foregoing deliberations, the Compensation Committee of the General Partner also determined that certain officers, not including the Chief Executive Officer or Chief Operating Officer, would receive moderate increases in their annual salaries for 2006.
     Long-Term Incentives. In 2005, the Operating Partnership granted a total of 615,000 restricted Units under the Performance Plan and 75,000 under the LTI Plan to executive officers, other than the Chief Executive Officer. The restricted Unit grants to Mr. Goff are described below. No additional Options, Unit Options, shares of restricted stock or restricted Units were awarded to executive officers in 2005, other than 100,000 Unit Options granted to an executive officer as an inducement award in connection with his hiring.

     CEO Compensation for 2005. Mr. Goff serves as the Chief Executive Officer of the Company and as the Vice Chairman of the Board of Trust Managers for the Company. Mr. Goff’s 2005 base annual salary was $900,000. The Compensation Committee of the General Partner recommended to the full Board of Trust Managers and the Board determined that the base salary for Mr. Goff for 2006 would remain at $900,000. The Compensation Committee of the General Partner also recommended to the full Board of Trust Managers and the Board approved a bonus of $1,500,000 for Mr. Goff with respect to 2005 based upon the Compensation Committee of the General Partner’s evaluation of a number of factors, including evaluations of Mr. Goff’s performance in 2005 by each independent director, peer group comparisons of the ratio of general and administrative expense to revenue, peer group comparisons of short-term and long-term common stock yields, comparisons of the Company’s stock performance to major indices, peer group comparisons of salary and bonus levels, other industry business conditions, the Company’s funds from operations, and the Company’s success in achieving short-term and long-term goals and objectives. In addition, in 2005, Mr. Goff was granted 300,000 restricted Units under the Performance Plan. The Compensation Committee of the General Partner also made its determinations based, in part, upon its subjective evaluation of Mr. Goff’s ability in the future to lead the Company in achieving long-term growth and profitability. The Compensation Committee of the General Partner also recognizes that in February 2005, Mr. Goff vested in 100,000 Common Shares pursuant to his February 19, 2002 restricted stock grant from the Company and that he has elected to retain all such shares and to pay withholding taxes of approximately $691,000 in order to do so.
     The Executive Compensation Committee and the Board of Trust Managers each has considered and ratified the foregoing determinations relating to Mr. Goff’s compensation.

EXECUTIVE COMPENSATION COMMITTEE

Paul E. Rowsey, III (Chairman)
Anthony M. Frank
Terry N. Worrell

REPORT OF THE AUDIT COMMITTEE
     The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that we incorporated it by specific reference.
     The Audit Committee is composed of Messrs. Frank (Chairman), Quinn and Stallings. Upon advice from the Governance Committee, a majority of the full Board of Trust Managers selects members of the Audit Committee annually.
     Statement of Policy. The primary purpose of the Audit Committee is to assist the Board of Trust Managers in fulfilling its oversight responsibilities relating to: (a) the integrity of the financial reports and other financial information we provide to the public; (b) our compliance with legal and regulatory requirements, (c) the systems of internal controls which management has established; (d) the performance of our internal audit function; (e) the independence, qualifications and performance of our independent auditor; (f) our auditing, accounting and financial reporting processes generally; and (g) the other duties set forth in the Audit Committee Charter and such other responsibilities as may be delegated to the Audit Committee by the Board from time to time. The Audit Committee is responsible for appointment, retention or dismissal, compensation and oversight of our independent auditors and internal auditors who report directly to the Committee and are ultimately accountable to the Board of Trust Managers and the Audit Committee. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all Company books, records, facilities, and personnel and the power to retain outside counsel, or other experts for this purpose.
     Responsibility — Accounting, Auditing, and Financial Reporting Practices of the Company. During fiscal year 2005, the Audit Committee met ten times, during which the Audit Committee discussed with Jerry R. Crenshaw, Jr., our Managing Director and Chief Financial Officer, and Ernst & Young LLP, our independent auditors (the “Independent Auditors”), the interim financial information contained in each quarterly earnings announcement and our annual audit, in addition to receiving periodic updates from management, the Independent Auditors and consultants retained by the Audit Committee to provide internal audit services (the “Internal Auditors”), regarding compliance with the Securities Exchange Act of 1934.
     Responsibility — Audit Process. In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the Independent Auditors a formal written statement describing all relationships between us and the Independent Auditors that might bear on the Independent Auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and discussed with the Independent Auditors any relationships that may impact their objectivity and independence. The Audit Committee has satisfied itself that such relationships and the provision of non-audit services to the Company is compatible with the Independent Auditors’ independence. The Audit Committee also discussed with management, the Internal Auditors, and the Independent Auditors the quality and adequacy of our internal controls and the internal audit function’s organization, responsibilities, budget, and staffing. The Audit Committee reviewed with each of the Independent Auditors and the Internal Auditors its audit plans, audit scope, and identification of audit risks.
     Independent Auditors/Internal Audit. The Audit Committee discussed and reviewed with the Independent Auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended by SAS 90, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the Independent Auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations with the Internal Auditors.
     Review of Financial Statements. The Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2005, with management and the Independent Auditors. Management has the responsibility for the preparation of our financial statements and the Independent Auditors have the responsibility for the examination of those statements.

     Review of Internal Control Over Financial Reporting. The Audit Committee reviewed and discussed with management and the Independent Auditors management’s assessment of our internal control over financial reporting and the Independent Auditors’ evaluation of our internal control over financial reporting. In addition, the Audit Committee discussed with management and the Independent Auditors any significant deficiencies identified with respect to our internal control over financial reporting, assessed the steps taken by management to minimize these deficiencies and elicited recommendations for the improvement of our internal control over financial reporting.
     Further Action Taken by Audit Committee. The Audit Committee has discussed and reviewed with outside counsel the procedures and practices that it should utilize in order to effectively fulfill its oversight responsibility. It has reviewed the required documentation relating to its oversight of the audit process, including our audited financial statements, the Audit Committee Charter and any relevant analysts’ reports. In addition, the Audit Committee has inquired of management and the Independent Auditors as to any significant risks or exposures for us and assessed the steps taken by management to minimize these risks and exposures.
     Recommendation. Based on the above-mentioned review and discussions with management and the Independent Auditors, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Commission.

AUDIT COMMITTEE

Anthony M. Frank (Chairman)
William F. Quinn
Robert W. Stallings

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     For purposes of the following discussion, the term “Company” includes, unless the context otherwise requires, the Operating Partnership and the other subsidiaries of the Company and the Operating Partnership, in addition to the Company. Management believes that the transactions described below are on terms no less favorable than those that could have been obtained in comparable transactions with unaffiliated parties.
Loans to Trust Managers and Executive Officers for Exercise of Options and Plan Unit Options
     The following table presents information about current loans to certain of our trust managers and executive officers to enable them to exercise Stock Options and Plan Unit Options to purchase Common Shares. Each of these loans is a recourse loan to the trust manager or executive officer. The interest rate for each of the loans is 2.52% per year. Quarterly payments of interest are due to us during the term of each of the loans, with a final installment in the full original principal amount of the loan due at maturity on July 28, 2012. Except as described below, each loan is secured by a pledge of a number of Common Shares equal to the number of Common Shares purchased using the loan proceeds. As of March 24, 2006, no payments on the loans were due and unpaid.

		Effective	Aggregate	Number of Common
		Dates	Amount	Shares and Units
Name	Title	of Loan	of Loan	Purchased
Anthony M. Frank	Trust Manager	1996-1999	$398,889	26,200

John C. Goff (1)	Vice Chairman and Chief Executive Officer	1999	$26,272,631	1,016,632

David M. Dean	Managing Director, Law and Secretary	1999-2002	$2,538,777	147,300

Theresa E. Black (2)	Vice President, Tax	1999-2002	$524,857	33,000

Jerry R. Crenshaw, Jr.	Managing Director and CFO	1999-2002	$1,875,237	118,800

John L. Zogg, Jr. (3)	Managing Director, Asset Management	2000-2001	$2,572,050	145,000

Dennis H. Alberts	President, Chief Operating Officer and Trust Manager	2001	$1,083,150	60,000

(1)	Mr. Goff’s loan is secured by 400,000 Common Shares, 300,000 shares of restricted stock and 1,500,000 Unit Options that Mr. Goff owns. Mr. Goff has assigned the dividends that he will receive on the 300,000 shares of restricted stock to payment of future interest due on his loan. In addition, Mr. Goff is required to use 60% of the net proceeds from the sale of any of the 300,000 shares of restricted stock or the 1,500,000 Units underlying the 1,500,000 Unit Options to pay down the amount of his loan.

(2)	Although Ms. Black is not an executive officer of the Company, she is the spouse of David M. Dean.

(3)	As a result of certain stock sales and principal repayments, the aggregate amount outstanding as of March 24, 2006 is $2,570,431. Mr. Zogg’s loans are currently secured by an aggregate of 144,900 Common Shares that Mr. Zogg owns.
Transactions with COPI
     On February 14, 2002, we entered into an agreement with Crescent Operating, Inc., or COPI, pursuant to which we and COPI agreed to jointly seek approval by the bankruptcy court of a pre-packaged bankruptcy plan for COPI. We agreed to fund certain of COPI’s costs, claims and expenses relating to the bankruptcy and related transactions. During the year ended December 31, 2004, we loaned to COPI, or paid directly on COPI’s behalf, approximately $2.6 million to fund these costs, claims and expenses. We also agreed to issue Common Shares with a minimum dollar value of approximately $2.2 million to the COPI stockholders.
     In addition, we agreed to use commercially reasonable efforts to assist COPI in arranging COPI’s repayment of its $15.0 million obligation to Bank of America, together with any accrued interest. COPI obtained the loan from Bank of America primarily to participate in investments with us. As a condition to making the loan, Bank of America required Richard E. Rainwater, our Chairman of the Board of Trust Managers, and John C. Goff, our Vice-Chairman of the Board of Trust Managers and Chief Executive Officer, to enter into a support agreement with COPI and Bank of America, pursuant to which Messrs. Rainwater and Goff agreed to make additional equity investments in COPI under certain circumstances. COPI used the proceeds of the sale of its interest in AmeriCold Logistics, LLC to repay Bank of America in full.
     Pursuant to the agreement, the current and former directors and officers of COPI and our current and former trust managers and officers received a release from COPI of liability for any actions taken prior to February 14, 2002, and received certain liability releases from COPI and its stockholders under the COPI bankruptcy plan. Messrs. Rainwater and Goff are, respectively, the Chairman of the Board and the Vice Chairman of the Board of the Company and, until February 14, 2002, were also, respectively, the Chairman of the Board and the Vice Chairman of the Board of COPI. In addition, Mr. Goff serves as the Chief Executive Officer of the Company and the General Partner and as the sole director of the General Partner and, until February 14, 2002, also served as Chief Executive Officer of COPI. Messrs. Frank and Rowsey are members of our Board of Trust Managers and, until their resignations on February 14, 2002, were members of the board of directors of COPI.
     On March 10, 2003, COPI filed a plan under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas. On June 22, 2004, the bankruptcy court confirmed the bankruptcy plan, as amended. On November 4, 2004, COPI sold its interest in AmeriCold Logistics, LLC to AmeriCold Realty Trust for approximately $19.1 million. In accordance with the confirmed bankruptcy plan, COPI used approximately $15.4 million of the proceeds to repay the loan from Bank of America, including accrued interest. In addition, in accordance with the bankruptcy plan, COPI used approximately $4.4 million of the proceeds to satisfy a portion of its debt obligations to us.
     On January 19, 2005, the bankruptcy plan became effective upon COPI’s providing notification to the bankruptcy court that all conditions to effectiveness had been satisfied. Following the effectiveness of the bankruptcy plan, we issued 184,075 Common Shares to the stockholders of COPI in satisfaction of our final obligation under the agreement with COPI. The Common Shares were valued at approximately $3.0 million in accordance with the terms of our agreement with COPI and the provisions of the bankruptcy plan. As stockholders of COPI, certain of our trust managers and executive officers, as a group, received an aggregate of 25,946 Common Shares. Of this amount 19,347 Common Shares were issued to Richard E. Rainwater and certain of his affiliates and an aggregate of 6,599 Common Shares were issued to other of our trust managers and executive officers who held stock in COPI.
DBL Holdings, Inc.
     Between June 1999 and December 2000, we contributed approximately $24.2 million to DBL Holdings, Inc. (“DBL”). The contribution was used by DBL to make an equity contribution to DBL-ABC, Inc., a wholly owned subsidiary of DBL, which committed to purchase an affiliated partnership interest representing a 12.5% interest in G2 Opportunity Fund, LP (“G2”). G2 was formed for the purpose of investing principally in commercial mortgage backed securities and is managed and controlled by an entity (the “G2 General Partner”) that is owned equally by Goff-Moore Strategic Partners, L.P. (“GMSP”) and GMAC Commercial Mortgage Corporation. The G2 General Partner is entitled to an annual asset management fee. Additionally, the G2 General Partner has a 1% interest in profits and losses of G2 and, after payment of specified amounts to partners, a promoted interest based on payments to unaffiliated limited partners. As an affiliated limited partner, DBL-ABC, Inc.’s returns are not impacted by the G2 General Partner’s promoted interest. As of December 31, 2005, DBL-ABC, Inc. has received approximately $41.8 million cumulative distributions on an initial investment of $24.2 million. The investment balance as of December 31, 2005, was approximately $0.9 million.

     The ownership structure of GMSP consists of an approximate 92% limited partnership interest owned directly and indirectly by Richard E. Rainwater, our Chairman of the Board of Trust Managers of which approximately 6% is owned by Darla Moore, who is married to Mr. Rainwater. Approximately 6% general partner interest is owned by John C. Goff, our Vice-Chairman of the Board of Trust Managers and Chief Executive Officer. The remaining approximately 2% general partnership interest is owned by unrelated parties.
Canyon Ranch
     On January 18, 2005, we contributed the Canyon Ranch Tucson destination resort property, our 50% interest and our preferred interest in CR Las Vegas, LLC and our 30% interest in CR License, L.L.C., CR License II, L.L.C., CR Orlando LLC and CR Miami LLC, to two newly formed entities, CR Spa, LLC and CR Operating, LLC. In exchange, we received a 48% common equity interest in each new entity. The remaining 52% interest in these entities is held by the founders of Canyon Ranch, who contributed their interests in CR Las Vegas, LLC, CR License II, L.L.C., CR Orlando LLC and CR Miami LLC and the resort management contracts. In addition, we sold the Canyon Ranch Lenox destination resort property to a subsidiary of CR Operating, LLC. The founders of Canyon Ranch sold their interest in CR License, L.L.C. to a subsidiary of CR Operating, LLC. As a result of these transactions, the new entities own the following assets: Canyon Ranch Tucson, Canyon Ranch Lenox, Canyon Ranch SpaClub at the Venetian Resort in Las Vegas, Canyon Ranch SpaClub on the Queen Mary 2 ocean liner, Canyon Ranch Living Community in Miami, Florida, Canyon Ranch SpaClub at The Gaylord Palms Resort in Kissimmee, Florida, and the Canyon Ranch trade names and trademarks.
     In addition, the newly formed entities completed a private placement of Mandatorily Redeemable Convertible Preferred Membership Units for aggregate gross proceeds of approximately $110.0 million. In this private placement, Richard E. Rainwater, our Chairman of the Board of Trust Managers, and certain of his family members purchased approximately $27.1 million of these units on terms identical to those extended to all other investors. The units are convertible into a 25% common equity interest in CR Spa, LLC and CR Operating, LLC and pay distributions at the rate of 8.5% per year in years one through seven, and 11% in years eight through ten. At the end of this period, the holders of the units are entitled to receive a premium in an amount sufficient to result in a cumulative return of 11% per year. The units are redeemable after seven years. Also on January 18, 2005, the new entities completed a $95.0 million financing with Bank of America. The loan has an interest-only term until maturity in February 2015, bears interest at 5.94% and is secured by the Canyon Ranch Tucson and Canyon Ranch Lenox destination resort properties. As a result of these transactions, we received proceeds of approximately $91.9 million, which were used to pay down or defease debt related to our previous investment in the properties and to pay down our credit facility.
     In connection with this transaction, we have agreed to indemnify the founders regarding the tax treatment of this transaction, not to exceed $2.5 million, and other matters. We believe there is a remote likelihood that payment will ever be made related to these indemnities.
Other
     We have a policy which allows employees to purchase our residential properties marketed and sold by our subsidiaries in the ordinary course of business. This policy requires the individual to purchase the property for personal use or investment and requires the property to be held for at least two years. In addition, this policy requires, among other things, that the prices paid by affiliates must be equivalent to the prices paid by unaffiliated third parties for similar properties in the same development and that the other terms and conditions of the transaction must be at least as beneficial to us as the terms and conditions with respect to the other properties in the same development. In 2005, two executive officers entered into binding contracts to purchase three condominium units and one residential lot at three of our residential development projects for aggregate consideration of approximately $3.5 million. The contracts for one of the condominiums and the lot closed in 2005.

OTHER INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) requires our officers, trust managers and persons who own more than 10% of our Common Shares, our 6 3/4% Series A convertible cumulative preferred shares of beneficial interest, par value $.01 per share or our 9.50% Series B cumulative redeemable preferred shares to file reports of ownership on Form 3 and changes in ownership on Forms 4 and 5 with the SEC and the New York Stock Exchange. The SEC rules also require such officers, trust managers and 10% holders to furnish us with copies of all Section 16(a) forms that they file.
     Based solely on our review of copies of such reports received or written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our officers, trust managers and 10% shareholders were complied with for the fiscal year ended December 31, 2005, except as follows:
     (i) each of Messrs. Crenshaw, Dean, Frank, Goff, Quinn, Rowsey, Rainwater and Zogg filed on an untimely basis a Form 4 reporting the receipt of Company shares as a result of the pro rata distribution of Company shares to all common stockholders of Crescent Operating, Inc. (including these Company insiders) pursuant to a Plan of Reorganization of Crescent Operating confirmed by a US Bankruptcy Court; these Company insiders not only had no control or influence over the timing of such distribution, but because of the distribution procedures of the Company’s transfer agent and the recordkeeping procedures of various brokerage houses holding their accounts, these insiders were unable to file timely because they only became aware that such shares had been actually issued when actual receipt of those shares was reported to them, usually several days or weeks after the fact; once such information was received, it was reported on a Form 4 as promptly as practicable;
     (ii) each of Messrs. Alberts, Crenshaw, Dean, Goff, Miller, Moczulski, Porter, and Zogg and each of Ms. Mody and Ms. Page filed a Form 4 reporting the relinquishment to the Company and/or the Operating Partnership of Company-granted or Operating Partnership-granted options in exchange for a grant of restricted units under the LTI Plan; these transactions all occurred on the same day and the filing of the Forms 4, which were all filed on the same day, was delayed by one day beyond the two-day business day filing deadline in order to assure that the information reported on those Forms 4 was both accurate and complete;
     (iii) Mr. Crenshaw filed a Form 4 two days late reporting a single exercise of an in-the-money employee stock option;
     (iv) Mr. Smith failed to file a Form 4 reporting the grant to him by the Operating Partnership of restricted units under LTI Plan, but that transaction was subsequently reported on a timely filed Form 5 for the fiscal year ended December 31, 2005; and
     (v) Mr. Zogg, Jr. filed a Form 4 reporting the sale of shares vested under the Company’s Employee Stock Purchase Plan four days late.
Shareholder Proposals for Our 2007 Annual Meeting of Shareholders
     Shareholders who intend to submit proposals for consideration at our 2007 annual meeting of shareholders must submit such proposals to us no later than December 14, 2006, in order to be considered for inclusion in the proxy statement and form of proxy that the Board of Trust Managers will distribute in connection with that meeting. Shareholder proposals should be submitted to David M. Dean, Managing Director, Law and Secretary, at 777 Main Street, Suite 2100, Fort Worth, Texas 76102.
     Under the Bylaws, a shareholder must comply with certain procedures to nominate persons for election to the Board of Trust Managers or to propose other business to be considered at an annual meeting of shareholders. These procedures provide that shareholders desiring to make nominations for trust managers and/or to bring a proper subject before a meeting must do so by notice timely delivered to our Secretary. The Secretary generally must receive notice of any such proposal not less than 70 days nor more than 90 days prior to the anniversary of the preceding year’s annual meeting of shareholders. In the case of proposals for the 2007 annual meeting of shareholders, our Secretary must receive notice of any such proposal no earlier than February 7, 2007, and no later than February 27, 2007 (other than proposals intended to be included in the proxy statement and form of proxy, which, as noted above, we must receive by December 14, 2006). Generally, such shareholder notice must set forth (i) as to each nominee for trust manager, all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of trust managers under the proxy rules of the Commission; (ii) as to any other business, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in that business of such shareholder; and (iii) as to the shareholder, (a) the name and address of the shareholder, (b) the class or series and number of shares of beneficial interest that the shareholder owns beneficially and of record, and (c) the date(s) upon which the shareholder acquired ownership of such shares. The chairman of the annual meeting shall have the power to declare that any proposal not meeting these and any other applicable requirements that the Bylaws impose shall be disregarded. A copy of the Bylaws may be obtained, without charge, upon written request to David M. Dean, Managing Director, Law and Secretary, at 777 Main Street, Suite 2100, Fort Worth, Texas 76102.
     In addition, the form of proxy that the Board of Trust Managers will solicit in connection with our 2007 annual meeting of shareholders will confer discretionary authority to vote on any proposal, unless our Secretary receives notice of that proposal no earlier than February 7, 2007, and no later than February 27, 2007, and the notice complies with the other requirements described in the preceding paragraph.

777 MAIN STREET
SUITE 2100
FORT WORTH, TX 76102

For registered shares, your proxy must be received by 11:59 P.M. (Central Daylight Time) on May 5, 2006.

For shares allocable to a benefit plan account, your proxy must be received by 11:59 P.M. (Central Daylight Time) on May 4, 2006.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Crescent Real Estate Equities Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Crescent Real Estate Equities Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	CRESC1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CRESCENT REAL ESTATE EQUITIES COMPANY
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ITEMS 1 AND 2.

		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.
Vote On Trust Managers

1.	To elect Richard E. Rainwater, Anthony M. Frank and William F. Quinn as Trust Managers to serve three-year terms.	☐	☐	☐

Vote On Proposal					For	Against	Abstain

2.	To approve the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2006.				☐	☐	☐

Other Matters: The proxies will have discretion to vote upon such other matters as may come before the Meeting in such manner as they determine to be in the best interest of the Company.

For address changes and/or comments, please check this box and write them on the back where indicated.

HOUSEHOLD ELECTION — Please indicate if you consent to receive certain future investor communications in a single package per household.

☐ Yes No ☐ ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY

CRESCENT REAL ESTATE EQUITIES COMPANY

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

May 8, 2006

THIS PROXY IS SOLICITED BY THE BOARD OF TRUST MANAGERS

The undersigned hereby appoints John C. Goff and David M. Dean, and each of them, as proxies, with full power of substitution in each, to vote all common shares of beneficial interest of Crescent Real Estate Equities Company (the “Company”) which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held on May 8, 2006, at 10:00 a.m., Central Daylight Saving Time, and any adjournment thereof, on all matters set forth on the Notice of Annual Meeting and Proxy Statement, a copy of which has been received by the undersigned, as follows on the reverse side.

IMPORTANT: Please mark the Proxy, date it, sign it exactly as your name(s) appear(s) and return it in the enclosed postage-paid envelope. Joint owners should each sign personally. Trustees and others signing in a representative or fiduciary capacity should indicate their full titles in such capacity:

      Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE